EXHIBIT (H)(15)

                                   SCHEDULE B
                                  FEE SCHEDULE
                                  ------------

                   To the Administration  Agreement dated November  15, 1996, as amended to date, as Revised April 1, 2003

SECTION I
---------

The following fees are in effect for the Kobren Growth Fund:

ANNUAL FEES

Net assets up to $100 million               6.75 Basis Points

Next $100 million in net assets             3.0 Basis Points

Net assets in excess of $200 million        2.0 Basis Points


Fund Minimum                                $69,525 per year per Fund

Additional Classes                          $5,150 per class for any additional
                                            classes beyond the first class


SECTION II
----------

The following fees are in effect for the Delphi Value Fund:

ANNUAL FEES

Net assets up to $100 million               6.75 Basis Points

Next $100 million in net assets             5.0 Basis Points

Net assets in excess of $200 million        3.5 Basis Points


Fund Minimum                                $69,525 per year

Additional Classes                          $5,150 per class for any additional
                                            Classes beyond the first class

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GENERAL
-------

After the first 12 months from the effective date of this Revised Schedule B, PFPC may adjust any annual or monthly fees once per calendar year, upon thirty
(30) days prior written notice in an amount not to exceed the previous years cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S Department of Labor since the last such adjustment in the Client's monthly fees (or the effective date of this Amendment absent a prior such adjustment).

PFPC reserves the right to renegotiate this Agreement in the event that the fund family consists of one fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Revised Schedule B to be executed by their duly authorized officers, as of the day and year first above written.


KOBREN INSIGHT FUNDS                        PFPC INC.

By: /S/ ERIC J. GODES                       By: /S/ NEAL J. ANDREWS
    --------------------------------            --------------------------------

Date: 6/18/03                               Date: 4/30/03
      ------------------------------              ------------------------------

Title: MANAGING DIRECTOR                    Title: SVP
       -----------------------------               -----------------------------

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